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                                                                    EXHIBIT 5.1


                      [LETTERHEAD OF SHEARMAN & STERLING]


                                August 19, 1998


Getty Images, Inc.
500 North Michigan Avenue
Suite 1700
Chicago, Illinois  60611


                              Getty Images, Inc.
                      Registration Statement on Form S-3


Ladies and Gentlemen:

          We have acted as counsel for Getty Images, Inc., a Delaware corporation (the "Company"), in connection with the above-referenced Registration Statement on Form S-3 filed with the Securities and Exchange Commission on August 18, 1998 (as such may thereafter be amended or supplemented, the "Registration Statement") with respect to the registration under the Securities Act of 1933, as amended, of $75,000,000 aggregate principal amount of the Company's 4.75% Convertible Subordinated Notes due 2003 of the Company (the "Registrable Notes") and the shares of the Company's common stock, no par value (the "Stock"), issuable upon conversion thereof. The Registrable Notes were issued pursuant to the Indenture (the "Indenture"), dated as of May 27, 1998, between the Company and The Bank of New York, as Trustee thereunder (the "Trustee").

          As such counsel and in connection with the opinions expressed below, we have examined such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed necessary as a basis for the opinions hereinafter expressed. In our examinations, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. In expressing the opinions set forth below, we have also relied on certain certificates of officers of the Company and certificates of public officials.

          Our opinions expressed below are limited to the General Corporation Law of the State of Delaware, the law of state of New York and the federal law of the United States, and we do not express any opinion herein concerning any other law.

          Based upon and subject to the foregoing, having regard for such other considerations as we deem relevant, we are of the opinion that:

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               (i)  The shares of Stock initially issuable upon conversion of the Registrable Notes have been duly and validly authorized and reserved for issuance and, when issued and delivered in accordance with the provisions of the Registrable Notes and the Indenture, will be duly and validly issued and fully paid and non-assessable; and

               (ii) The Registrable Notes have been duly authorized by the Company and have been duly executed, authenticated, issued and delivered and constitute valid and legally binding obligations of the Company entitled to the benefits provided in the Indenture.

          We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendments thereto.

                                       Very truly yours,


                                       /s/ SHEARMAN & STERLING